Exhibit 5.1
[Baker Botts L.L.P. Logo]

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 www.BakerBotts.com	ABU DHABI AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG	HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIO DE JANEIRO RIYADH WASHINGTON

May 20, 2014

Carrizo Oil & Gas, Inc.
500 Dallas Street, Suite 2300
Houston, Texas 77002

Ladies and Gentlemen:

As set forth in the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Carrizo Oil & Gas, Inc., a Texas corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 3,577,500 shares (the “Shares”) of common stock of the Company, par value $0.01 per share (the “Common Stock”), that may be issued pursuant to the terms of the Incentive Plan of Carrizo Oil & Gas, Inc., as amended and restated to date (the “Incentive Plan”), certain legal matters in connection with the Shares are being passed upon for the Company by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

In our capacity as your counsel in the connection referred to above, we have examined the Company’s Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws, each as amended to date, and the originals, or copies certified or otherwise identified, of corporate records of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates.

We have assumed all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete. In addition, we have assumed for purposes of paragraph 2 below that the consideration received by the Company for the Shares will be not less than the par value of the Shares. In rendering the opinion set forth in paragraph 1 below as to the good standing of the Company in Texas, we have relied solely upon a statement of Franchise Tax Account Status, dated as of a recent date, obtained through the website of the Office of the Comptroller of Public Accounts of Texas, which statement expressly states that, as of the date thereof, the right of the Company to transact business in Texas is “active”.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications hereinafter set forth, we are of the opinion that:

1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Texas.

2. On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that following due authorization of a particular award as provided in and in accordance with the Incentive Plan, the Shares issuable pursuant to such award will have been duly authorized by all necessary corporate action on the part of the Company. Upon issuance and delivery of such Shares from time to time pursuant to the terms of such award for the consideration established pursuant to the terms of the Incentive Plan and otherwise in accordance with the terms and conditions of such award, including, if applicable, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board of Directors of the

Company or a duly constituted and acting committee thereof as provided therein, and, in the case of stock options, the exercise thereof and payment for such Shares as provided therein, such Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

BAKER BOTTS L.L.P.

/s/ BAKER BOTTS L.L.P.